Exhibit 99.1

Q/A RE PARTNERS’ PROXY STATEMENT

Partners’ Views on “Fair Market Value”

Q.	Now that Partners has mailed its proxy statement, what is your view of its disclosure about the put process and the definition of “fair market value?”

A.	The put process and the definition of fair market value in Partners’ charter are complex and are subject to differing interpretations. Partners admitted this in its final proxy. We believe in general that the fair market value definition to be used by the appraisers under Partners’ charter is not designed to favor either Partners or Sprint Nextel, but is rather a balanced definition.

If the put is exercised, third-party appraisers will determine fair market value under Partners’ charter. It is not possible to know how the third-party appraisers’ consideration of any one factor will affect the outcome of the appraisal process.

Our interpretations continue to differ from Partners’ interpretations in a number of important respects. On August 17, 2005, we filed an 8-K outlining some of the ways in which our interpretations differ from Partners’ interpretations based on its preliminary proxy statement.

Key differences between us that were not resolved in Partners’ definitive proxy statement include:

•	Intrinsic Value: While the charter does not use the term “intrinsic value,” we think that the fair market value standard essentially seeks to determine intrinsic value — what a willing buyer would pay a willing seller in a sales process in which the buyer and seller have all material facts concerning the seller and its business.

•	Discounted Cash Flow: We think that discounted cash flow, or DCF, valuation principles assume control of the business and that no additional “control premium” should be added to a DCF valuation.

•	Effects of Competitive/Technological Changes: We do not believe that the assessment of “fair market value” can ignore the evolving competitive and technological landscape. In fact, the very event that triggered the put right under Partners’ charter — the Sprint-Nextel merger — was driven in part by Nextel’s view that merging with Sprint was desirable in light of Nextel’s perception of the evolving competitive and technological environment in the wireless industry.

•	Most Recent Unaffected Market Price: We think that Partners’ “most recent unaffected market price” refers to its share price well before the announcement of the Sprint-Nextel merger in December 2004.

Intrinsic Value

Q.	Partners specifically points out that “intrinsic value” is not mentioned in its charter and instead that specific factors control. Why do you think that the put price should essentially be intrinsic value?

A.	While the charter does not use the term “intrinsic value,” we think that is what the “willing buyer/seller” standard in Partners’ charter means. We believe that, for purposes of the put process, “intrinsic value” is useful shorthand for what the charter defines as “fair market value” — what a willing buyer would pay a willing seller in a sales process in which the buyer and seller have all material facts concerning the seller and its business — and that this concept contemplates an objective and realistic assessment and analysis. We believe that many of the specific factors included in Partners’ charter were included to address some of the circumstances unique to the relationship between Nextel and Partners, but those specific factors do not override the more general guiding principle for the appraisal process as defined by the “willing buyer/seller” standard.

No reasonable buyer of any asset is “willing”, in our view, to pay more than the “value” that can reasonably be expected to permit the buyer to receive a reasonable positive return on its investment. It is the inherent logic and fairness of the link between acquisition price and ability to achieve a reasonable positive return on the investment in the acquired business that we intend to capture by referring to “intrinsic value.” When it asserts the irrelevance of intrinsic value, Partners ignores, we believe, the entire valuation process that any truly willing buyer and seller would conduct in any “real world” purchase and sale situation. Without an assessment of intrinsic value we believe there would be no basis for a buyer (or a seller) to determine whether “fair market value” had been paid or received.

Discounted Cash Flow (DCF)

Q.	Partners says in its proxy statement that it disagrees with your view that no control premium should be added to a DCF analysis and “believes that there are many precedent transactions where buyers have paid a premium over DCF value.” What do you say about that?

A.

We disagree. We believe that a DCF valuation would be employed by professional appraisers in establishing and substantiating the appropriateness of any arms’ length valuation of a business. We also believe that stand-alone DCF valuation principles assume the benefit of control over operations and cash flow — hence our view that adding a control premium to a stand-alone DCF would be duplicative. We believe that a stand-alone DCF value is consistent with the Partners’ charter that says “[i]n all cases, Fair Market Value . . . will include a control premium and there will be no minority or illiquidity discount.” As Partners is a Delaware corporation, we think that Delaware law would aid in the interpretation of Partners’ charter, and our August 17 and October 4 8-K filings identified Delaware court opinions that concluded that a control premium is already embedded in the DCF calculation.

We also believe that the only justification for a buyer to pay more than the stand-alone DCF value of a business is where the extra amount reflects an allocation between the buyer and seller of the synergy values created in a business combination. As we have explained before, while Partners has not shared any confidential information with us, we do not expect synergy values to be significant here. This is because, among other things, important services have historically been provided by Nextel to Partners at discounted rates or no charge, and the lack of geographic overlap of the iDEN networks between us and Partners suggests there are no significant revenue opportunity synergies.

We are not suggesting that “fair market value” will include a discount due to the fact that Nextel provides Partners services at discounted rates or no charge. Partners’ charter prohibits that. But we are saying that we do not believe that the appraisers should add a premium for synergies that won’t be present.

Moreover, we believe that certain significant costs that will be incurred in connection with our acquisition of Partners will largely cancel out, if not more than offset, any potential synergy value that could be associated with that transaction.

Effects of Competitive/Technological Changes

Q.	Partners seems to disagree with your assessment of the impact on the put price of the changing competitive environment. For example, on page 36 of the proxy statement, Partners said in response, “In this regard, [Partners] believes that [Partners’ charter] states that there will be no discount or premium in any valuation due to the fact that only Nextel Communications has an identical technology platform.” What do you think about that?

As Partners notes, the charter says there will be no “discount or premium . . . due to the fact that only Nextel Communications has an identical technology platform.” We believe that this charter requirement simply amplifies the concept that “fair market value” in the charter is designed to replicate a process where other potential buyers would not be disadvantaged vis-à-vis Nextel and amplifies the parallel concept set forth in Partners’ charter that, in the process, Partners “would be at least as valuable to other prospective buyers as to Nextel.” We do not believe that this means that the appraisers may ignore the impact of the evolving competitive environment or changing technology in the mobile telecommunications industry on Partners’ future prospects.

We believe that a reasonable “willing buyer” would necessarily consider reasonably anticipated competitive and technological developments that will impact Partners’ business in the future, and that each of the appraisers should do so as well. In our view, the domestic mobile wireless industry has begun to implement significant technological changes — for instance, the significant increases in network capacity and in the ability to offer mobile wireless broadband services that will result from ongoing 3G network builds by Sprint Nextel and others — that, together with further industry consolidation in all domestic markets (including Partners’ markets), is changing the competitive environment in which Partners presently exists and would exist in the future. We believe that to project results and derive a picture of the future from the past would require the appraisers to ignore future changes and trends that already are well underway, and that such a “blinders approach” is not consistent with the relevant charter language. We believe that the likely effect of future technologies and emerging competitive trends in the domestic, mobile wireless industry should be expected to have impacts on Partners’ business and on its “fair market value”.

Partners’ charter says that value is to be determined assuming both buyer and seller were in possession of all material facts concerning the seller and its business. We believe that anticipated changes in technology in our industry, that reasonably can be expected to affect the services offered by Partners’ competitors, and an assessment of Partners’ ability to meet or satisfactorily respond to those technological and competitive changes (and, where Partners may be able to do so, of the costs of that), are all included within such “material facts” and thus are necessary and critical components that the appraisers should factor into any valuation analysis.

Partners does not currently have broadband technology or spectrum, and, we believe, capital spending to move to broadband technology would be very significant. As noted in the Sprint-Nextel merger proxy statement, one of the motivations for the Sprint-Nextel merger was to redue these capital expenditure requirements by avoiding the costs that Nextel expected to incur in connection with its transition to a new broadband technology. We believe any “willing buyer” of Partners and any appraiser assessing its future prospects would have to take into account that Partners has neither the spectrum nor the technology to implement any future platform that could deliver services and products comparable to those that are reasonably expected to become generally available from a number of Partners’ competitors in its markets in the next few years.

Morgan Stanley’s Precedent Transactions

Q.	Partners’ specifically disagreed with the view you stated on August 17th that the precedent transactions used by Morgan Stanley are not relevant. Are you convinced?

A.	No. We continue to believe that the transactions from the 1999/2000 “bubble” period are not representative of what an appraiser should view as comparable in 2005. As we noted in our August 17th Form 8-K filing, seven of the nine precedent change-of-control transactions cited in Partners’ proxy are, in our opinion, out of date because they occurred in the stock market “bubble” and are not meaningful in a post-bubble environment. We also believe that the precedent transaction analysis used by Partners and Morgan Stanley to analyze premiums is highly selective and should not be adopted by the appraisers. In addition to including a number of outdated transactions, the analysis is confined to wireless transactions of a certain type. Partners’ proxy fails to mention that acquisition premiums for all transactions greater than $1 billion across all industries are substantially less. As we have said, we believe premiums are most correctly understood in connection with the synergies that are anticipated from a business combination and should not be taken out of context.

Moreover, Partners says in its proxy statement that our comparable company analysis “fails to take into account that Partners’ performance . . . including subscriber growth rate and churn rate, are superior to most or all of these ‘comparable’ companies.” By placing “comparable” in quotation marks, Partners suggests that our analysis in our August 17 8-K includes companies that are not comparable to Partners. We disagree. Obviously, we believe, the most comparable company is Nextel itself. We pointed out in our August 17 8-K that Partners trades at more than twice Nextel’s multiples prior to the Sprint-Nextel merger despite the fact that Partners’ provides substantially identical services to similarly situated customers using network technology that is substantially identical to Nextel’s, Partners’ lifetime cash flow per subscriber is lower than Nextel’s, and on such key metrics as churn and growth Nextel and Partners had similar results.

Most Recent Unaffected Market Prices

Q.	Do you agree with Morgan Stanley’s report in the Partners’ proxy statement that “most recent unaffected” market price “is not a static concept limited by the stock price prior to the announcement of the Sprint-Nextel transaction, but rather, is a concept that should evolve over time, taking into consideration business fundamentals, both for Partners and the wireless sector as a whole”?

A.

No. First, we can’t tell for certain what Partners means by this. If it does not mean actual market prices but market prices calculated in some theoretical way, we strongly disagree. In our opinion, the most recent “unaffected’ market price to which the charter refers is that which prevailed well before the possibility of the put exercise became manifest. We believe that market prices for Partners’ stock since well before the announcement of the Sprint-Nextel merger have necessarily been affected by the possibility of the put transaction. We also believe that trading prices in the wireless sector have reflected speculation regarding consolidation or other strategic transactions for a considerable period.

Partners’ charter does not define “unaffected” market price or how it should be determined, and our view does reflect an interpretation — albeit one we believe is both obvious and reasonable. We disagree with what we think is a strained interpretation by Partners.

Challenge Process

Q.	Partners has said that a Class A stockholder who does not join the challenge will get paid its share of the appraised fair market value, and also that a challenge may delay payment. How does this work?

A.	If there is a challenge by Sprint Nextel, no stockholder can be paid until the end of the challenge process, because until then the price is not known. If only Class A stockholders were challengers, those who do not join the challenge would be paid their portion of the value as determined by the appraisers. We do not believe that Partners disagrees with our view of this.

Cautionary Note

Certain of the statements in this document are forward-looking information within the meaning of the federal securities laws. These statements are based on various assumptions as to future events. There could be differences between these assumptions and actual future circumstances or events, including as a result of the put process and those differences could be material. In addition, this Q&A includes various statements of our opinions, indicated by phrases such as “we believe,” “we think” and the like.

While we base these statements of opinion on facts or assumptions we believe to be reliable, statements of opinion are only that and readers must recognize that others, including Partners, have opposing opinions. In addition, all statements of opinion are made as of the date of this Q&A and could change based on future developments or the discovery of or reassessment of existing facts, presently known or unknown to us. This document speaks only as of its date, and we disclaim any duty to update the information herein.

Additional Information and Where to Find It

We may file a registration statement with the SEC in order to issue shares as consideration for the exercise of the Partners’ put right. SHAREHOLDERS ARE ENCOURAGED TO READ THAT REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROSPECTUS THAT WOULD BE A PART OF THE REGISTRATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PURCHASE OF PARTNERS’ CLASS A COMMON STOCK PURSUANT TO PARTNERS’ PUT RIGHT. When such documents are filed with the SEC, investors and security holders will be able to obtain them when they become available free of charge at the SEC’s web site, www.sec.gov, or from Sprint Nextel Investor Relations at Sprint Nextel Corporation, 2001 Edmund Halley Drive, Reston, Virginia 20191, 703.433.4300.

Participants in Solicitation

We and our directors and executive officers and other members of our management and employees may be deemed to be participants in the solicitation of proxies from Partners’ shareholders. Information concerning our directors and executive officers is included in the definitive joint proxy statement/prospectus contained in Sprint’s Registration Statement on Form S-4 (Reg. No. 333-123333) filed with the SEC on June 10, 2005. Additional information regarding the interests of our participants in the solicitation of proxies in respect of the put right, if any, will be included in the registration statement to be filed with the SEC.

About Sprint Nextel

Sprint Nextel offers a comprehensive range of wireless and wireline communications services to consumer, business and government customers. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two robust wireless networks offering industry leading mobile data services; instant national and international push-to-talk capabilities; and an award-winning and global Tier 1 Internet backbone. For more information, visit www.sprint.com.